                                                                      Exhibit 16



                          [Arthur Andersen Letterhead]


October 8, 1999


Marshall F. Sparks
Internet Ventures, Inc.
681 South Tustin Avenue
#203
Orange, California 92866


Dear Mr. Sparks:

We have read the attached Exhibit A which is a copy of the Experts section of the Registration Statement to be filed with the Securities Exchange Commission by Internet Ventures, Inc. and are in agreement with the statements pertaining to Arthur Andersen LLP.

Very truly yours,

/s/ Arthur Andersen LLP

                                   EXHIBIT A


                                    EXPERTS

     The validity of shares of common stock will be passed upon on our behalf by Katten Muchin Zavis, Chicago, Illinois.

     Our consolidated financial statements for each of our three fiscal years in the period ended March 31, 1999 included in this prospectus have been audited by Stonefield Josephson, Inc., independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report given upon the authority of that firm as experts in accounting and auditing.

     On October 7, 1998, Arthur Andersen LLP resigned from their engagement as our independent accountants. On November 18, 1998, we engaged Stonefield Josephson to conduct an audit of our consolidated balance sheets as of March 31, 1997, 1998 and 1999, and the related statements of operations, stockholder's equity and cash flows for the years then ended.

     During our two most recent fiscal years and the subsequent interim period, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Arthur Andersen LLP did not issue any reports on the financial statements for these periods and therefore no reports contain an adverse opinion or disclaimer of opinion, nor were any reports qualified or modified as to uncertainty, audit scope or accounting principles.